                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                ALZA CORPORATION
- -------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                                ALZA CORPORATION
- -------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     (1)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:


          ---------------------------------------------------------------------

     2)   Aggregate number of securities to which transaction applies:


          ---------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:


          ---------------------------------------------------------------------

     4)   Proposed maximum aggregate value of transaction:


          ---------------------------------------------------------------------

     Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:


          ---------------------------------------------------------------------

     2)   Form, Schedule or Registration Statement No.:


          ---------------------------------------------------------------------

     3)   Filing Party:


          ---------------------------------------------------------------------

     4)   Date Filed:


          ---------------------------------------------------------------------

NOTES:

(1)    Sent by wire transfer to lock box on March 4, 1994.

                                    * * * * *

                                     [LOGO]

                                ALZA CORPORATION
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD APRIL 26, 1994 AT 10:00 A.M.

To the Stockholders of ALZA Corporation:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ALZA Corporation will be held at 950 Page Mill Road, Palo Alto, California, on Tuesday, April 26, 1994 at 10:00 a.m., for the following purposes:

    1. To elect three Class I directors to hold office for a term ending in 1997 and until their successors are elected;

    2. To ratify the appointment of Ernst & Young as ALZA's independent auditors for the fiscal year ended December 31, 1994; and

    3. To transact such other business as may properly be presented at the meeting and at any adjournments or postponements thereof.

    Only holders of record of Common Stock at the close of business on March 8, 1994 are entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof.

                                          By Order of the Board of Directors,

                                                JULIAN N. STERN
                                                   Secretary

Palo Alto, California
March 14, 1994

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ACCOMPANYING POSTPAID ENVELOPE. YOUR DOING SO MAY SAVE ALZA THE EXPENSE OF A SECOND MAILING.

                                ALZA CORPORATION
                                PROXY STATEMENT

To the Stockholders of ALZA Corporation:

    The accompanying proxy is solicited on behalf of the Board of Directors (the "Board") of ALZA Corporation ("ALZA"), a Delaware corporation, for use at ALZA's Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m. on Tuesday, April 26, 1994 at ALZA's headquarters located at 950 Page Mill Road, Palo Alto, California 94304; telephone number (415) 494-5000.

    Only holders of record of ALZA's Common Stock as of the close of business on March 8, 1994 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. At the close of business on that date, ALZA had outstanding 81,662,500 shares of its Common Stock, par value $.01 per share. Holders of Common Stock are entitled to one vote for each share of Common Stock held.

    Any holder of Common Stock giving a proxy in the form accompanying this Proxy Statement has the power to revoke the proxy prior to its use. A proxy can be revoked (i) by an instrument of revocation delivered prior to the Annual Meeting to the Secretary of ALZA, (ii) by a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked, or (iii) at the Annual Meeting if the stockholder is present and elects to vote in person. Mere attendance at the Annual Meeting will not serve to revoke a proxy.

    A stockholder who abstains from voting on any or all matters will be deemed present at the meeting for quorum purposes, but will not be deemed to have voted on the particular matter (or matters) as to which the stockholder has abstained. Similarly, in the event a nominee (such as a brokerage firm) holding shares for beneficial owners votes on certain matters pursuant to discretionary authority or instructions from beneficial owners, but with respect to one or more other matters does not receive instructions from beneficial owners and/or does not exercise discretionary authority (a so-called "non-vote"), the shares held by the nominee will be deemed present at the meeting for quorum purposes but will not be deemed to have voted on such other matters.

    This Proxy Statement and the accompanying proxy card are being mailed to ALZA stockholders on or about March 14, 1994. Directors, officers and other employees of ALZA may solicit proxies by personal interview, telephone, telegraph or facsimile, without special compensation. Any costs of solicitation will be borne by ALZA.

                             ELECTION OF DIRECTORS

    ALZA's Certificate of Incorporation provides for three classes of directors:
Class I, Class II and Class III. Only one class of directors is elected at each annual meeting of stockholders, each director to serve for a three-year term. In accordance with the Certificate of Incorporation, Class I directors are to be elected at the 1994 annual meeting, Class II directors are to be elected at the 1995 annual meeting and Class III directors are to be elected at the 1996 annual meeting.

NOMINEES

    Three Class I directors are to be elected to the Board at the Annual Meeting, each to serve until the annual meeting of stockholders to be held in 1997 and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal. The nominees for election at the Annual Meeting are William G. Davis, Martin S. Gerstel and Julian N. Stern.

    All of the nominees presently are directors of ALZA. If any nominee is unable or unwilling to serve as a director, proxies may be voted for a substitute nominee designated by the present Board. The Board has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected. Proxies received will be voted "FOR" the election of all nominees unless marked to the contrary. Pursuant to applicable Delaware corporation law, assuming the presence of a quorum, three directors will be elected from among those persons duly nominated for such positions by a plurality of the votes actually cast by stockholders entitled to vote at the meeting who are present in person or by proxy. Thus, nominees who receive the first, second and third highest number of votes in favor of their election will be elected, regardless of the number of abstentions or non-votes.

    The following table provides the names of the nominees for election as directors and each other director and indicates the periods during which such persons have served continuously as directors of ALZA.

                                                                                              DIRECTOR
                                                                                            CONTINUOUSLY
NAME AND POSITIONS WITH ALZA IN ADDITION TO DIRECTOR                                           SINCE
- ------------------------------------------------------------------------------------------  ------------
NOMINEES (CLASS I DIRECTORS)
  William G. Davis........................................................................      1989
  Martin S. Gerstel.......................................................................      1980
  Julian N. Stern.........................................................................      1982
    Secretary
INCUMBENTS (CLASS II AND CLASS III DIRECTORS)
CLASS II DIRECTORS
  Dr. Robert J. Glaser....................................................................      1987
  Dean O. Morton..........................................................................      1987
  Dr. Jane E. Shaw........................................................................      1989
    President and Chief Operating Officer
CLASS III DIRECTORS
  Dr. Ernest Mario........................................................................      1993
    Co-Chairman of the Board and Chief Executive Officer
  Rudolph A. Peterson.....................................................................      1969
  Isaac Stein.............................................................................      1987
  Dr. Alejandro Zaffaroni.................................................................      1968
    Co-Chairman of the Board and Founder

BUSINESS EXPERIENCE OF DIRECTORS

    NOMINEES (CLASS I DIRECTORS)

    William G. Davis, 62, is a Class I Director of ALZA and an independent business consultant. Prior to his retirement from Eli Lilly & Company in 1984, Mr. Davis held various senior executive positions during his 27-year tenure with that company. Mr. Davis is a director of ABIOMED, Inc., Collagen Corporation, Target Therapeutics, Inc. and Endosonics Corporation.

    Martin S. Gerstel, 52, is a Class I Director of ALZA. In early 1992, Mr. Gerstel announced that he intended to retire as ALZA's Chief Executive Officer. In August 1993, Mr. Gerstel retired as ALZA's Co-Chairman and Chief Executive Officer, having served in such capacity since 1987, and as ALZA's Chief Financial Officer, having served in such capacity since 1968. Mr. Gerstel served as President of ALZA from 1982 until 1987 and as its Chief Operating Officer from 1980 to 1987. Mr. Gerstel is currently a half-time employee of ALZA, undertaking special projects as requested by the Chief Executive Officer.

    Julian N. Stern, 69, is a Class I Director of ALZA and has been Secretary of ALZA since 1968. He is the sole employee of a professional corporation that is a member of the law firm of Heller, Ehrman, White & McAuliffe. Mr. Stern is a managing director of Affymax N.V.

    INCUMBENTS (CLASS II AND CLASS III DIRECTORS)

    CLASS II DIRECTORS

    Dr. Robert J. Glaser, 75, is a Class II Director of ALZA and has been the Director for Medical Science of the Lucille P. Markey Charitable Trust since 1984, and a trustee since 1988. Prior to that time he was President, Chief Executive Officer and a trustee of the Henry J. Kaiser Family Foundation. Dr. Glaser is a director of Nellcor Incorporated and Hanger Orthopedic Group, Inc. and a managing director of Affymax N.V. In February 1991, Dr. Glaser retired as a director of Hewlett-Packard Company after serving since 1971.

    Dean O. Morton, 61, is a Class II Director of ALZA. In October 1992 Mr. Morton retired as Executive Vice President, Chief Operating Officer and a director of Hewlett-Packard Company, where he had held various positions since 1960. Mr. Morton is a director of Raychem Corporation, Clorox Company, Centigram Communications Corporation, Metropolitan Series Fund and Metlife Portfolios and Tencor Instruments. He is also a trustee of the State Street Research & MetLife-State Street Funds.

    Dr. Jane E. Shaw, 55, is a Class II Director of ALZA and has been ALZA's President and Chief Operating Officer since 1987. Previously, she was Executive Vice President of ALZA, President of ALZA's Research Division and has held various other positions since joining ALZA as a Research Scientist in 1970. Dr. Shaw is a director of Intel Corporation and McKesson Corporation.

    CLASS III DIRECTORS

    Dr. Ernest Mario, 55, is a Class III director and the Co-Chairman and Chief Executive Officer of ALZA. Prior to joining ALZA, Dr. Mario served as Chief Executive of Glaxo Holdings plc, a pharmaceutical corporation, from May 1989 to March 1993, and as its Deputy Chairman from January 1992 to March 1993. Prior to that time, Dr. Mario served as Chairman and Chief Executive Officer of Glaxo, Inc., a subsidiary of Glaxo Holdings, from July 1988 to May 1989 and as President and Chief Operating Officer of Glaxo, Inc., from September 1986 to July 1988. Prior to joining Glaxo, Dr. Mario had held various executive positions with E. R. Squibb & Sons since 1977.

    Rudolph A. Peterson, 89, is a Class III Director of ALZA, the President and Chief Executive Officer (retired) and honorary director of Bank America Corporation and Bank of America N.T. & S.A. and the Administrator (retired) of the United Nations Development Programme.

    Isaac Stein, 47, is a Class III Director of ALZA, and has been President of Waverley Associates, Inc., a private investment firm, since 1983. Mr. Stein served as Chairman of the Board of Esprit de Corp from June 1990 to December 1992. Mr. Stein is a trustee of the Benham Group of Mutual Funds and a director of Raychem Corporation.

    Dr. Alejandro Zaffaroni, 71, is a Class III Director and the founder of ALZA. Dr. Zaffaroni has been Chairman of the Board of ALZA since 1982 (Co-Chairman since 1987) and was ALZA's Chief Executive Officer from 1968 until 1987. He was President of ALZA from 1968 until 1982. Since 1988 Dr. Zaffaroni has been Chairman and Chief Executive Officer of Affymax N.V., a drug discovery company. He currently spends 50% of his time on the affairs of ALZA and 50% of his time on those of Affymax N.V.

MEETINGS AND COMMITTEES OF THE BOARD

    There were nine meetings of the full Board during fiscal year 1993. Each director attended at least 75% of the meetings of the full Board and the committees of the Board on which he or she served. The Board has two standing committees, the Compensation and Benefits Committee and the Finance and Audit Committee. The current members of the Compensation and Benefits Committee are Dr. Glaser and Messrs. Morton and Stein, none of whom is an employee of ALZA. The Compensation and Benefits Committee, which met four times during 1993, approves all of ALZA's compensation plans, including the awarding of options under ALZA's stock option plans and the compensation arrangements for ALZA's senior management. The Finance and Audit Committee, which met two times during fiscal 1993, consults with ALZA's independent auditors concerning their auditing plan, the results of their audit, the appropriateness of accounting principles used by ALZA and the adequacy of ALZA's general accounting controls. The current members of the Finance and Audit Committee are Messrs. Morton, Peterson, Stern, Davis and Stein, none of whom is an employee of ALZA.

    ALZA has no standing nominating committee. ALZA's by-laws provide that stockholders may nominate candidates for election as directors by delivery of written notice to ALZA's Secretary at least sixty days in advance of the stockholders' meeting or ten days after notice of the meeting is first given to stockholders, whichever is later. Any such notice must set forth the name and address of the nominating stockholder and the nominee, and such information concerning both such persons as would be required by the rules and regulations of the Securities and Exchange Commission to be included in a proxy statement soliciting proxies for the election of the nominee. The notice must be accompanied by the written consent of the nominee to serve as a director, if elected.

    Each director who is not an employee of ALZA receives an annual retainer fee of $20,000 and fees of $500 for each meeting day of the Board and any committee on which the director serves; the chairmen of the Compensation and Benefits Committee and the Finance and Audit Committee receive fees of $1,000 for each meeting day of their respective committee in lieu of the $500 fee. ALZA's nonemployee directors receive options to purchase Common Stock pursuant to the automatic grant provisions of ALZA's 1992 Stock Option Plan.

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

    The following table sets forth, with respect to Dr. Mario, ALZA's current Chief Executive Officer, Mr. Gerstel, ALZA's former Chief Executive Officer, and each of ALZA's other four most highly compensated executive officers whose salary and bonus compensation from ALZA exceeded $100,000 in fiscal 1993, certain information relating to compensation paid or accrued for services in all capacities during the fiscal years indicated.

                                                                                           LONG-TERM
                                                                                         COMPENSATION
                                                                                       -----------------
                                                                                            AWARDS
                                                      ANNUAL COMPENSATION              -----------------
                                          -------------------------------------------     SECURITIES
                                                                        OTHER ANNUAL      UNDERLYING         ALL OTHER
 NAME AND PRINCIPAL POSITION     YEAR       SALARY (1)     BONUS (1)(2) COMPENSATION      OPTIONS (3)     COMPENSATION (4)
- -----------------------------  ---------  ---------------  -----------  -------------  -----------------  ----------------
Dr. Ernest Mario                    1993  $    250,000(5)   $  25,000   $    --               750,000       $      6,063
 Co-Chairman and Chief
 Executive Officer
Martin S. Gerstel                   1993       396,118(5)      30,000        --                40,000            217,366
 Former Co-Chairman and Chief       1992       376,704         50,000        --                75,000            171,306
 Executive Officer and Chief        1991       345,600        100,000        --               --
 Financial Officer
Dr. Alejandro Zaffaroni (6)         1993       222,917         15,000        --               --                 148,695
 Co-Chairman                        1992       212,500         20,000        --               --                 120,892
                                    1991       197,856         40,000        --               --
Dr. Jane E. Shaw                    1993       317,921         30,000        --               100,000            111,729
 President and Chief                1992       282,528         40,000        --               --                  95,358
 Operating Officer                  1991       259,200         80,000        --                90,000
Dr. Felix Theeuwes                  1993       246,834         20,000        --                25,000             85,335
 Executive Vice President           1992       231,000         30,000        --               --                  66,865
                                    1991       201,667         40,000        --                66,000
Adrian M. Gerber                    1993       237,450         20,000       43,706(7)          20,000             34,632
 Executive Vice President           1992       224,700         30,000       56,700(7)         --                  30,231
                                    1991       210,000         35,000       56,700(7)         --

- ------------------------
(1) Amounts shown include compensation earned and received by executive officers as well as amounts deferred at the election of such persons under ALZA's Executive Deferral Plans and Tax Deferral Investment Plan.
(2) Bonuses consist of amounts paid under ALZA's Executive Incentive Plan and PACE Plan.
(3) The options were granted for a term of ten years. All unvested options are subject to earlier termination in the event of the termination of a participant's relationship with ALZA. The options granted to Dr. Mario are exercisable in six annual increments of 125,000 shares each commencing on August 10, 1994. Of the options granted to Mr. Gerstel, the option for 40,000 shares is fully exercisable on August 10, 1994 and the option for 75,000 shares is exercisable in three annual increments of 25,000 shares each commencing on April 16, 1993; of the options granted to Dr. Shaw, the option for 100,000 shares is fully exercisable on August 10, 1996 and the option for 90,000 shares is exercisable in three annual increments of 30,000 shares each commencing on December 15, 1993; of the options granted to Dr. Theeuwes, the option for 25,000 shares is fully exercisable on August 10, 1996, the option for 16,000 shares is exercisable in four annual increments of 4,000 shares each commencing on January 24, 1993 and the remainder of the options are exercisable in five annual increments of 10,000 shares each commencing on July 19, 1992; and the 20,000 share option granted to Mr. Gerber is fully exercisable on August 10, 1996. All options were granted at market value on the date of grant. In the event that certain change in control events were to occur, all options would become immediately exercisable. The option exercise price may be paid, subject to certain conditions, by delivery of already owned shares or with the proceeds from the sale of the option shares. The tax withholding obligations related to the exercise may be paid, subject to certain conditions, by delivery of already-owned shares or by offset of the shares issuable upon exercise of the option. Under the terms of ALZA's stock option plans, the Compensation and Benefits Committee retains discretion, subject to plan limits, to reprice options and to otherwise modify the terms (including exercise price) of outstanding options.
(4) Amounts shown for the fiscal year ended December 31, 1993 consist of: (i) amounts contributed by ALZA to the participants' accounts under ALZA's Retirement Plan as follows: $18,189 for Mr. Gerstel, $24,690 for Dr. Shaw, $20,426 for Dr. Theeuwes, and $26,418 for Mr. Gerber; and (ii) amounts representing interest in excess of 120% of the applicable federal long-term rate on amounts deferred at the election of the participant under ALZA's Executive Deferral Plans. Such reportable interest for 1993 totalled $6,063 for Dr. Mario, $199,177 for Mr. Gerstel, $148,695 for Dr. Zaffaroni, $87,039 for Dr. Shaw, $51,395 for Dr. Theeuwes, and $8,214 for Mr. Gerber. Amounts shown for Dr. Theeuwes also include $13,514 received as the recipient of ALZA's Founder's Award for 1993.
(5) Mr. Gerstel retired as Co-Chairman, Chief Executive Officer and Chief Financial Officer of ALZA in August 1993 but remained a full time employee of ALZA for the remainder of the year. Dr. Mario joined ALZA in August 1993; compensation reflected for Dr. Mario is for a partial year.
(6) The time Dr. Zaffaroni devoted to the affairs of ALZA was 50% during these periods.
(7) Amounts shown for Mr. Gerber under "Other Annual Compensation" consist of a mortgage differential benefit paid for the years shown.

                               1993 OPTION GRANTS

    The following table sets forth information relating to options granted in 1993 to Dr. Mario, ALZA's current Chief Executive Officer, Mr. Gerstel, ALZA's former Chief Executive Officer, and each of ALZA's other four most highly compensated executive officers whose salary and bonus compensation from ALZA exceeded $100,000 in fiscal 1993. In addition, in accordance with the rules of the Securities and Exchange Commission, the table shows hypothetical gains that would exist for such options based on assumed rates of annual compounded stock price appreciation of 0%, 5% and 10% per year from the date the options were granted over the full option term and on the Black-Scholes option pricing model. The table also indicates hypothetical gains that would exist for all shares of Common Stock outstanding on the date the options were granted over the fair market value of ALZA Common Stock on such date based on assumed rates of annual compounded stock price appreciation of 0%, 5% and 10% per year for the ten year period beginning on such date.

                            INDIVIDUAL GRANTS
- -------------------------------------------------------------------------  POTENTIAL REALIZABLE VALUE AT
                                        PERCENT OF                         ASSUMED ANNUAL RATES OF STOCK    GRANT DATE
                            NUMBER OF  TOTAL OPTIONS                       PRICE APPRECIATION FOR OPTION     ESTIMATED
                           SECURITIES   GRANTED TO    EXERCISE                        TERM (1)                PRESENT
                           UNDERLYING  EMPLOYEES IN    PRICE   EXPIRATION --------------------------------   VALUE (2)
                             OPTIONS      FISCAL        PER     DATE OF      0%        5%          10%     -------------
           NAME            GRANTED (3)   YEAR (4)      SHARE     OPTION   PER YEAR  PER YEAR    PER YEAR   BLACK-SCHOLES
- -------------------------- ----------- -------------  -------- ---------- -------- ----------- ----------- -------------
Dr. Ernest Mario              750,000      52.7%      $ 20.25   08/10/03  $  0     $ 9,555,000 $24,202,500 $  7,275,000
Martin S. Gerstel              40,000       2.8         20.25   08/10/03     0         509,600   1,290,800      388,000
Dr. Alejandro Zaffaroni        --         --            --         --       --         --          --           --
Dr. Jane E. Shaw              100,000       7.0         20.25   08/10/03     0       1,274,000   3,227,000      970,000
Dr. Felix Theeuwes             25,000       1.8         20.25   08/10/03     0         318,500     806,750      242,500
Adrian M. Gerber               20,000       1.4         20.25   08/10/03     0         254,800     645,400      194,000
All Shares Outstanding on
 August 10, 1993
  (77,517,198 shares)                                                        0     1.0 Billion 2.5 Billion

- ------------------------
(1) The amounts represent certain assumed rates of appreciation over the exercise price per share (before taxes). Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock. There can be no assurance that any of the values reflected in this table will be achieved.
(2) The amounts shown are based on a modified Black-Scholes option pricing model. The estimated present values assume (i) a risk-free rate of return of 6.13% (which is the yield as of August 10, 1993 on a U.S. Strip Treasury zero-coupon bond expiring in August 2003), (ii) 41% volatility (which is the volatility of the Common Stock for the 36 months preceding the date of grant) and (iii) a ten year option term. A discount of 25% was applied to the option value yielded by the model to reflect the nontransferability of employee options. The actual gain realized on options will depend on the future price of the Common Stock and cannot be accurately forecast by application of an option pricing model.
(3) For a description of the material terms of the options, see footnote 3 of the Summary Compensation Table.
(4) Based on the total number of options granted during 1993, excluding options granted to consultants and non-employee directors.

       1993 AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth with respect to Dr. Mario, ALZA's current Chief Executive Officer, Mr. Gerstel, ALZA's former Chief Executive Officer, and each of ALZA's other four most highly compensated executive officers whose salary and bonus compensation from ALZA exceeded $100,000 in fiscal 1993, certain information relating to options exercised during fiscal 1993 and fiscal year-end option values.

                                                            NUMBER OF SECURITIES     VALUE OF UNEXERCISED IN-THE-
                                                           UNDERLYING UNEXERCISED      MONEY OPTIONS AT FISCAL
                                 SHARES                  OPTIONS AT FISCAL YEAR-END          YEAR-END (2)
                               ACQUIRED ON     VALUE     --------------------------  ----------------------------
            NAME                EXERCISE    REALIZED (1) EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- -----------------------------  -----------  -----------  -----------  -------------  -------------  -------------
Dr. Ernest Mario                   --        $  --           --            750,000   $    --        $   6,000,000
Martin S. Gerstel                  --           --           25,000         90,000        --              320,000
Dr Alejandro Zaffaroni             --           --           --            --             --             --
Dr. Jane E. Shaw                   20,000      371,250      116,000        160,000       1,540,500        800,000
Dr. Felix Theeuwes                 --           --           28,000         67,000          76,500        228,500
Adrian M. Gerber                   --           --           40,000         60,000         450,000        610,000

- ------------------------
(1) Market value of underlying securities at the exercise date minus the exercise price.
(2) Market value of underlying securities at fiscal year-end ($28.25) minus the exercise price of "in-the-money" options.

                   COMPENSATION AND BENEFITS COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

    The Compensation and Benefits Committee (the "Committee") of the Board is generally responsible for decisions concerning the compensation to be paid to ALZA's executive officers. The Committee consists of Robert J. Glaser, M.D., (Chairman), Dean O. Morton and Isaac Stein, each of whom is a non-employee director of ALZA. Mr. Morton joined the committee in November 1993; until August 1993, Julian N. Stern was a member of the Committee. In determining compensation policies, the Committee has access to compensation surveys for regional high technology companies (which compete with ALZA in the recruitment of senior personnel) and national pharmaceutical industry compensation information. The Committee also consults with ALZA's Senior Director of Compensation and Benefits. Set forth below is the report of the Committee with respect to ALZA's compensation policies during 1993 as they affected the company's current and former Chief Executive Officers and the company's other executive officers.

COMPENSATION POLICIES AFFECTING EXECUTIVE OFFICERS

    ALZA's compensation policies affecting its executive officers are designed to provide targeted compensation levels that are competitive with those of regional high technology companies and national pharmaceutical companies, and to assist the company in attracting and retaining qualified executives. The Committee believes that ALZA's compensation structure has historically been at the low end of pharmaceutical companies with respect to salary and bonus payable to its executive officers generally, and to its Chief Executive Officer in particular. The S&P Drugs Index, the industry group included for comparison in "Comparison of Five Year Cumulative Total Return Among ALZA, the S&P 500 and the S&P Drugs Index" set forth below, consists of large national pharmaceutical companies which have also been used as a reference in setting ALZA executive salaries.

    ALZA's compensation policies take into account ALZA's overall performance during the prior year, as well as the executive officers' individual achievements and contributions to the company during the year. In addition, ALZA's compensation policies recognize the importance of stock ownership by, and stock option programs for, senior executives, in order to promote identity of long-term interests between the executives and the stockholders of ALZA.

    In determining the compensation to be paid to ALZA's executive officers in 1993, the Committee employed compensation policies designed to align compensation with ALZA's overall business strategy, values and management initiatives. These policies are intended to (i) reward executives for long-term strategic management and the enhancement of stockholder value; (ii) support a performance-oriented environment that rewards achievement of internal company objectives; (iii) recognize company performance compared to performance levels of comparable companies; and (iv) attract and retain executives whose abilities are critical to the long-term success and competitiveness of ALZA. As a result, compensation consists of salary and bonus providing current incentives, and stock options providing longer term incentives.

    ALZA's performance measurements focus on both financial and strategic objectives. During 1993, ALZA substantially achieved the objectives set by its Board of Directors, which included:

    - maintaining and expanding ALZA's technological leadership position in drug delivery;

    - expanding  ALZA's   product   development/royalty  business   with   other
      pharmaceutical companies;

    - establishing    the    infrastructure    for    ALZA's    planned   direct
      commercialization activities; and

    - obtaining significant royalties from existing client companies all with the expected impact on ALZA's financial objectives, while providing a highly productive work environment designed for personal growth, intellectual excitement and respect for all employees of the company.

    The key components of executive officer compensation are (i) salary, which is based on factors such as the individual officer's level of responsibility for meeting the company's financial and strategic objectives and comparison to similar positions in the company and comparable companies; (ii) cash bonus awards, which are based on individual performance and the performance of ALZA, measured in terms of attainment of ALZA's financial and strategic objectives; and (iii) stock option grants which are intended to align the executive officers' interest in the company's long-term success with the interests of the company's stockholders, as measured by changes over time in the company's stock trading price.

    Stock options are an integral part of each executive officer's compensation. The Committee believes that the opportunity for stock appreciation, through exercise of stock options that vest over time, closely aligns the interests of the executive officers with ALZA's stockholders. The size of individual awards take into account the executive officer's salary, number of unvested options and past contributions to the company. No one factor is given special weight, but all are part of an overall assessment, with major emphasis being given to salary levels.

    To the extent ascertainable, the Committee considers the anticipated tax treatment to ALZA and to its executives of various payments and benefits. Some types of compensation payments and their deductibility (eg, the spread on nonstatutory stock options) depend on the timing of vesting or exercise of previously vested rights. Further interpretations of and changes to applicable tax laws and other factors beyond the Committee's control also affect the deductibility of compensation. For these and other reasons, the Committee may not in all cases limit executive compensation to that deductible by ALZA under
Section 162 (m) of the Internal Revenue Code. The Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation policies and objectives.

RELATIONSHIP OF CORPORATE PERFORMANCE TO COMPENSATION PLANS

    The executive officers' compensation during 1993 comprised the following elements: (i) base salary; (ii) bonuses based on a combination of overall company and individual performance during the year; (iii) grants of stock options (including the vesting of options granted in prior years); and

(iv) interest earned on compensation deferred by the executive officers under ALZA's Executive Deferral Plans. Both base compensation and bonuses take into consideration the achievement by ALZA of the financial and strategic objectives described above in "Compensation Policies Affecting Executive Officers" established by the Board of Directors for the company at the beginning of the year, and the individual's contribution toward achieving those objectives. The option grants take into account the executives' respective unvested options, salary and contributions to the company.

OTHER COMPENSATION PLANS

    ALZA has adopted certain broad-based employee benefit plans in which the executive officers may participate on the same basis as other employees who meet eligibility criteria, subject to legal limitations on the benefits that may be made available to an individual executive officer. During 1993, these plans that involved contributions by ALZA included an Employee Stock Purchase Plan qualified under Section 423 of the Internal Revenue Code, under which an individual could elect to purchase up to $25,000 of ALZA's Common Stock at a price equal to 85 percent of its fair market value, and the contribution for the benefit of each employee (including executive officers) to the ALZA Retirement Plan (a defined contribution plan) of an amount based on the employee's base salary and age.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

MARTIN S. GERSTEL

    The Committee based the 1993 compensation of Martin S. Gerstel, ALZA's Chief Executive Officer until August 1993, on the policies described above. In August 1993, the Committee approved the grant to Mr. Gerstel of a nonstatutory stock option for 40,000 shares of its Common Stock, exercisable at its then fair market value. In making this grant to Mr. Gerstel, the Committee took into account his expected continued contribution as an employee of ALZA, the importance of his assistance to ALZA's new Chief Executive Officer to make a smooth transition of responsibility, and his past contributions to ALZA.

    Mr. Gerstel's cash bonus for 1993 was primarily in recognition of Mr. Gerstel's contribution to the performance of ALZA in achieving the objectives established for 1993 by the Board of Directors at the beginning of the year and described above in "Compensation Policies Affecting Executive Officers." Also considered was his assistance to ALZA's new Chief Executive Officer during the transition period. None of the factors included in ALZA's strategic and financial objectives was assigned a specific weight. Instead, an overall assessment of Mr. Gerstel's leadership in achieving the Company's long-term strategic and financial objectives was utilized by the Committee in setting Mr. Gerstel's compensation and bonus for 1993.

ERNEST MARIO

    In early 1992, Mr. Gerstel announced that he would be retiring as Chief Executive Officer of ALZA. The company conducted an extensive search for a new Chief Executive Officer and, in connection with that search, the specially formed Search Committee of the Board (the "Search Committee") reviewed carefully the available information concerning the compensation of the chief executive officers of regional high technology companies and of national pharmaceutical companies generally, including those companies included in the S&P Drugs Index. In addition, the Search Committee reviewed compensation of recently appointed chief executive officers of similar sized public companies. In connection with these activities, the Search Committee ascertained that, because ALZA's compensation structure is lower in comparison to other pharmaceutical companies, it was likely that a compensation package for ALZA's new Chief Executive Officer would require an increase in total compensation over that paid to Mr. Gerstel.

    In early August 1993, Dr. Ernest Mario became ALZA's Co-Chairman and Chief Executive Officer. Dr. Mario was identified as the person who could best lead ALZA in its goal of expanding significantly the development, manufacturing and marketing of its own products, in addition to continuing its client business. The Search Committee believed that Dr. Mario's experience in leading Glaxo Holdings plc, as its Chief Executive, to become the second largest pharmaceutical company in the world, was uniquely suited to ALZA's needs. While ALZA could not provide a compensation package comparable to Dr. Mario's Glaxo compensation, the Search Committee believed that a base salary in the $500,000 range would be in line with salaries of chief executive officers of regional publicly traded high technology companies, and broadly in line with ALZA's executive compensation structure. The Committee believes that his salary is lower than that paid to most other public pharmaceutical company chief executive officers, and significantly lower than the salaries of the chief executive officers of the companies in the S&P Drugs Index.

    Dr. Mario's bonus for 1993 is intended to reflect the significant activities he has undertaken on behalf of ALZA in his first five months with ALZA, including the acceleration of the development of ALZA's marketing capabilities and the achievement, on an accelerated basis, of several of the other objectives described above.

    In light of Dr. Mario's significant experience and success, the Board determined that substantial long-term compensation, in the form of stock options which would appreciate significantly only with a corresponding significant increase in stockholder values, would be appropriate. Dr. Mario was therefore granted an option to purchase 750,000 shares of ALZA Common Stock at the commencement of his employment with ALZA. The exercise price of these options is the fair market value on the date of grant, and the options vest in six equal annual installments. Because of the long vesting schedule, any significant compensation arising from these options will mirror corresponding increases in stockholder values over that time period and, more importantly, will reflect Dr. Mario's long-term contributions to the growth and success of ALZA.

                      COMPENSATION AND BENEFITS COMMITTEE

                        Robert J. Glaser, M.D., Chairman
                                 Dean O. Morton
                                  Isaac Stein

                           BENEFICIAL STOCK OWNERSHIP

    The following table sets forth beneficial ownership of ALZA's Common Stock as of February 28, 1994, (i) by each person, entity or "groups" of persons or entities known by ALZA to be beneficial owners of more than 5% of ALZA's Common Stock, (ii) by each director, including nominees, and each executive officer identified in this Proxy Statement under the heading "Executive Compensation," and (iii) by all executive officers and directors as a group. Except as described below, each person has sole investment and voting power with respect to the Common Stock described in the table.

                                AMOUNT AND NATURE
                                  OF BENEFICIAL     PERCENT
                                    OWNERSHIP          OF
NAME                                (1)(2)(3)       CLASS(4)
- ------------------------------  ------------------  --------
J.P. Morgan & Co. Incorporated
 23 Wall Street
 New York, NY(5)..............         8,548,865      10.47%
Ciba-Geigy Corporation
 444 Saw Mill River Rd.
 Ardsley, NY(6)...............         4,734,235       5.80%
William G. Davis..............            42,000      --
Adrian M. Gerber..............            40,000      --
Martin S. Gerstel(7)..........           243,428      --
Dr. Robert J. Glaser..........            14,884      --
Dr. Ernest Mario..............             5,000      --
Dean O. Morton................            14,000      --
Rudolph A. Peterson...........            46,163      --
Dr. Jane E. Shaw..............           291,535      --
Isaac Stein...................            19,608      --
Julian N. Stern(8)............           158,645      --
Dr. Felix Theeuwes............           213,132      --
Dr. Alejandro Zaffaroni.......           955,950       1.17%
All Executive Officers and
 Directors as a group (17
 persons).....................         2,111,452       2.59%

- ------------------------
(1) Includes outstanding stock options held by such persons to the extent exercisable on or before April 30, 1994 as follows: 40,000 option shares for Mr. Davis; 40,000 option shares for Mr. Gerber; 50,000 option shares for Mr. Gerstel; 4,000 option shares for Dr. Glaser; 4,000 option shares for Mr. Morton; 13,000 option shares for Mr. Peterson; 116,000 option shares for Dr. Shaw; 8,000 option shares for Mr. Stein; 44,000 option shares for Mr. Stern; 32,000 option shares for Dr. Theeuwes; and 385,200 option shares for all executive officers and directors as a group.
(2) Includes shares allocated to such persons' accounts under ALZA's Employee Stock Ownership Plan and Tax Deferral Investment Plan as follows: 91,110 shares for Mr. Gerstel, 116,099 shares for Dr. Shaw (of which 43,844 shares are allocated to accounts for Dr. Shaw's spouse, a former employee of ALZA, under such plans); 66,196 shares for Dr. Theeuwes, and 274,947 shares for all executive officers and directors as a group. Under the Employee Stock Ownership Plan, such persons have voting power as to such securities and, after attaining the age of 55, have limited power to direct the disposition of such securities. Under the Tax Deferral Investment Plan, such persons have both voting and dispositive power with respect to such securities.
(3) Excludes shares covered by outstanding warrants, each to purchase one-eighth of one share of Common Stock at a price of $65 per share, exercisable at any time commencing June 11, 1996 and expiring on December 31, 1999 (the "Warrants"). Also excludes Warrants allocated to such persons' accounts under ALZA's Employee Stock Ownership Plan and Tax Deferrel Investment Plan.
(4) Percentages are not shown if holdings total less than 1% of total outstanding shares.

(5)   Information  is  as of  December 31,  1993  as provided  by the  holder in
      Amendment No. 7 to its Schedule 13G dated December 31, 1993 and filed with the Securities and Exchange Commission. As to such shares, the holder  has provided the following information; sole voting power -- 4,028,560 shares;
      shared voting power -- 290,100 shares; sole dispositive power -- 8,205,015 shares; shared dispositive power -- 336,050 shares.
(6)   Information  is as of December  31, 1993 as provided  by the holder. As to
      such  shares,  2,754,820  shares  are  owned  by  Ciba-Geigy   Corporation
      ("Ciba-Geigy")  and held in  escrow under an Escrow  Agreement dated as of
      March 15, 1991 between Ciba-Geigy and  Chemical Bank, as Escrow Agent,  to provide for the exchange of Exchangeable Subordinated Debentures issued by
      Ciba-Geigy.
(7)   Includes  10,908 shares held by Mr. Gerstel  as trustee for the benefit of an unrelated person.
(8)   Includes 6,966 shares held by Mr. Stern  as trustee for the benefit of  an unrelated person.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                    AMONG ALZA, S&P DRUGS INDEX AND S&P 500

    Note: Set  forth below  is a tabular  presentation of  the performance graph which appears in the Proxy Statement distributed to stockholders. Also set forth below are explanatory paragraphs which precede the performance graph.

EXPLANATORY PARAGRAPHS PRECEDING THE PERFORMANCE GRAPH:

    The rules of the Securities and Exchange Commission require that ALZA include in this Proxy Statement a line-graph presentation comparing cumulative five-year stockholder returns on an indexed basis with the S&P 500 Index and either a nationally recognized industry standard index or an index of peer companies selected by ALZA. ALZA has elected to use the S&P Drugs Index for purpose of the performance comparison which appears below. There can be no assurance that ALZA's stock performance will continue into the future with the same or similar trends depicted below.

    The graph below has been prepared to give effect to the distribution to ALZA stockholders on June 11, 1993 of units (the "Units"), each Unit consisting of one share of Class A Common Stock of Therapeutic Discovery Corporation and one warrant to purchase one-eighth of one share of Common Stock of ALZA. Each holder of Common Stock of ALZA received one Unit for every ten shares of Common Stock held on May 28, 1993, the record date for the distribution. The graph below assumes that the one-tenth of one Unit received in respect of one share of ALZA Common Stock was sold on the distribution date (June 11, 1993) at the closing sale price of the Units on such date ($6.25) and the proceeds thereof immediately applied toward the purchase of 0.0239 shares of ALZA Common Stock at a price based on the closing sales price of the Common Stock on such date ($26.125).

TABULAR PRESENTATION OF PERFORMANCE GRAPH:

                                               1988       1989       1990       1991       1992       1993
                                             ---------  ---------  ---------  ---------  ---------  ---------
ALZA                                            100.00     196.00     227.00     439.00     420.00     258.55
S&P Drugs                                       100.00     149.75     171.17     282.06     226.10     206.22
S&P 500                                         100.00     131.69     127.61     166.49     179.18     197.06

- ------------------------
The  S&P  Drugs  Index  includes  the  following:  Eli  Lilly,  Merck,   Pfizer,
Schering-Plough, Syntex and Upjohn.

                              CERTAIN TRANSACTIONS

    In June 1990, ALZA made a loan in the amount of $80,000 to Adrian M. Gerber, Executive Vice President of ALZA, in connection with his offer of employment and relocation to California. This loan was refinanced by ALZA on August 15, 1993. The loan bears interest at the rate of 3.62% per annum and is payable in full on or before August 15, 1996. At December 31, 1993, the outstanding principal and accrued interest on the loan totalled $106,072.93. Repayment of the loan is secured by a second deed of trust on Mr. Gerber's residence.

    In December 1993,  ALZA made  a loan  in the amount  of $64,680  to Gary  S.
Lyman, Vice President, Manufacturing, in connection with his exercise of warrants to purchase Common Stock of ALZA. The loan bears interest at the rate of 5% per annum and is payable in full on or before May 31, 1994. Repayment of the loan is secured by shares of ALZA Common Stock.

    ALZA and Affymax N.V. ("Affymax") have entered into a partnership agreement for joint development and commercialization of products incorporating compounds modified by Affymax and ALZA's electrotransport technology. Dr. Alejandro Zaffaroni, Dr. Robert J. Glaser and Mr. Julian N. Stern, directors and stockholders of ALZA, are directors and shareholders of Affymax. The definitive agreement with Affymax was approved by a majority of the directors of ALZA who are not also directors of Affymax.

                      RATIFICATION OF INDEPENDENT AUDITORS

    The Board recommends that the stockholders ratify the appointment of Ernst & Young as independent auditors to audit the financial statements of ALZA for the year ending December 31, 1994. Ernst & Young (and its predecessor company) has acted as ALZA's auditor since ALZA's inception. A representative of Ernst & Young will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. A favorable vote of a majority of the shares present and voting at the Annual Meeting is required to ratify the appointment of Ernst & Young.

                         ANNUAL REPORT TO STOCKHOLDERS

    ALZA's Annual Report to Stockholders for the year ended December 31, 1993 containing the audited consolidated balance sheets as of December 31, 1993 and 1992 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the past three fiscal years, is being mailed with this Proxy Statement to stockholders entitled to notice of the Annual Meeting.

                             STOCKHOLDER PROPOSALS

    ALZA will, in future proxy statements of the Board, include stockholder proposals complying with the applicable rules of the Securities and Exchange Commission and the procedures set forth in ALZA's by-laws. In order for a proposal by a stockholder to be included in the proxy statement of the Board relating to the annual meeting of stockholders to be held in the spring of 1995, that proposal must be received in writing by the Secretary of ALZA no later than November 15, 1994.

                                 OTHER MATTERS

    The Board knows of no other matters that will be presented at the Annual Meeting. If, however, any matter is properly presented at the Annual Meeting, the proxy solicited hereby will be voted in accordance with the judgment of the proxy holders.

                                          By Order of the Board of Directors,

                                                JULIAN N. STERN
                                                   Secretary
Palo Alto, California
March 14, 1994

     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ACCOMPANYING PROXY CARD AS SOON AS POSSIBLE IN THE ACCOMPANYING POSTPAID ENVELOPE. YOUR DOING SO MAY SAVE ALZA THE EXPENSE OF A SECOND MAILING.

                               PROXY

                          ALZA CORPORATION

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoint(s) ERNEST MARIO, JANE E. SHAW and
BRUCE C. COZADD, or any of them, each with full power of substitution, the lawful attorneys and proxies of the undersigned to vote, as designated on the reverse side of this proxy card, all of the shares of ALZA
CORPORATION which the undersigned shall be entitled to vote at the Annual Meeting of Stockholders to be held on April 26, 1994 and at any adjournments and postponements thereof.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). This proxy may be revoked at any time prior to the time it is voted by any means described in the accompanying Proxy Statement.

                             Continued and to be signed on the reverse side
                                                           See reverse side

THE BOARD OF DIRECTORS OF ALZA CORPORATION UNANIMOUSLY RECOMMENDS A VOTE FOR ALL OF THE FOLLOWING PROPOSALS:

1.  To elect as Class I directors:       Nominees:

                                         William G. Davis
                                         Martin S. Gerstel
                                         Julian N. Stern

FOR                WITHHOLD              (To withhold authority to vote for any
                                         individual Class I nominee, write that
   / /               / /                 nominee's name in the space provided
                                         below.)

                                         _____________________________________
                                         For all nominees except as noted above

2.  To ratify the appointment of Ernst   3.  In their discretion to vote upon
    & Young as ALZA's independent             such other business as may
    public auditors for the fiscal year       properly be presented at the
    ended December 31, 1994.                  meeting.

    FOR    AGAINST   ABSTAIN

    / /      / /      / /
                                         Please date and sign exactly as
                                         name(s) appear(s) herein. If shares
                                         are held jointly, each holder should
                                         sign. Please give full title and
                                         capacity in which signing if not
                                         signing as an individual stockholder.

                                         Signature_________________Date_________

                                         Signature_________________Date_________

WHEN NO CHOICE IS INDICATED, THIS PROXY
WILL BE VOTED FOR EACH OF THE ABOVE
PROPOSALS.